Exhibit 10.33

[VMware, Inc. letterhead]

November 24, 2008

Mark Peek

VMware, Inc.

3401 Hillview Ave.

Palo Alto, CA 94304

Dear Mark,

This letter agreement amends the letter agreement (the “Letter Agreement”) dated June 13, 2007 relating to the 433,216 restricted stock units that were granted to you on June 7, 2007 under the VMware 2007 Equity and Incentive Plan (the “RSUs”). The last sentence of the first paragraph of the Letter Agreement is hereby deleted in its entirety and replaced with the following paragraph:

“In addition, the RSUs will become immediately vested in full if there is a change in control (as defined on Appendix A) and following such change in control (1) your employment is terminated by VMware without Cause (as defined on Appendix A) or (2) you terminate your employment because your duties have been materially diminished such that you no longer serve as a Chief Financial Officer of a public entity.

In order for you to invoke a termination due to the condition in clause (2) above, (A) you must provide written notice to the chief officer of VMware’s Human Resources group of your intention to terminate due to such condition within 90 days of the initial existence of such condition and providing VMware with 30 days from receipt of the notice to remedy such condition, and (B) VMware must fail to remedy such condition within the 30 day cure period.”

Please indicate your agreement with the terms of this letter by a signing a copy of this letter and returning it my attention.

Sincerely,

/s/ Paul Maritz
Paul Maritz
President and Chief Executive Officer

ACCEPTED AND AGREED TO this 24th day of November, 2008.

/s/ Mark Peek
Mark Peek